SECOND AMENDMENT TO THE
CUSTODY AGREEMENT

THIS SECOND AMENDMENT dated as of January 22, 2015, to the Custody Agreement, dated as of April 24, 2012, as amended September 30, 2014 (the “Agreement”), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware statutory trust, (the “Trust”) on behalf of the COLLINS CAPITAL FUNDS, (the “Funds”) and U.S. BANK NATIONAL ASSOCIATION a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Custodian desire to amend the Agreement to add an additional series; and

WHEREAS, Article 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit C of the Agreement is hereby superseded and replaced with Amended
Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ John Buckel	By: /s/ Michael R. McVoy

Name: John Buckel	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

AMENDED EXHIBIT C

to the Trust for Professional Managers Custody Agreement

Fund Names

Name of Series	Date Added

Collins Alternative Solutions Fund
Collins Long/Short Credit Fund	on or after January 22, 2015